EXHIBIT 10.6

EMPLOYMENT AGREEMENT

TRUE TEMPER SPORTS, INC.

EMPLOYMENT AGREEMENT (the “Agreement”) dated January 30, 2004 by and between TRUE TEMPER SPORTS, INC. (the “Company”) and Scott Hennessy (the “Executive”).

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment during the Employment Term contemplated by this Agreement;

WHEREAS, the Company, the Executive and others have entered into that certain Stock Purchase Agreement, dated January 30, 2004 (the “SPA”);

WHEREAS, effective upon consummation of the transactions contemplated by the SPA, Executive desires to accept such continued employment and enter into such an agreement;

NOW, THEREFORE, strictly contingent upon the closing of the transaction as provided in the SPA, in consideration of the foregoing and the mutual covenants, representations, agreements, and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Term of Employment.  Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the date on which the transactions contemplated by the SPA are consummated (the “Effective Date”) and ending on December 31, 2005 (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing on December 31, 2005 and on each anniversary thereafter (December 31, 2005 and each anniversary thereafter, being an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.             Position.

(a)           During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”); provided such duties and authorities are customary for a president and chief executive officer of a comparable company.  During the Employment Term, Executive shall report to the Board (and in any event not to other officers or employees of the Company, in such other person’s capacity as officer or employee) and all other officers of the Company shall report directly or indirectly to Executive.

(b)           During the Employment Term, Executive will devote Executive’s full business time and efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.  For purposes of this Section 2(b), the Company consents to Executive continuing to serve as the Chairman and as a member of the Board of Trustees of Lausanne Collegiate School.

3.             Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $400,000.00, payable in regular installments in accordance with the Company’s usual payment practices.  Executive’s base salary rate shall be subject to annual review, on the same review cycle as the Company’s other senior executives (currently, in August or September of each year), and adjustment, as may be determined from time to time in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.             Annual Bonus.  With respect to each calendar year that ends during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) with a target of 100% of Executive’s Base Salary (the “Target”) and an actual bonus amount less than, equal to or greater than Target, based upon the terms and conditions of the Company’s incentive compensation plan, as may be in effect from time to time.  The Company’s incentive compensation plan for calendar year 2004, the Target and the performance goals applicable to Executive for 2004 are set forth in Exhibit A, attached hereto.

5.             Employee Benefits.  Except as otherwise expressly provided herein, during the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans and arrangements as may be in effect from time to time (collectively, “Employee Benefits”), including but not limited to the Company’s retirement plans and health and welfare plans, on a substantially similar basis as those benefits are generally made available to other senior executives of the Company.

6.             Business Expenses and Perquisites.

(a)           Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

(b)           Perquisites.

(i)            Car Allowance.  During the Employment Term, the Company shall pay to Executive a monthly car allowance in the amount of $1,350.00 per month, subject to Company policies as may be in effect from time to time.

(ii)           Club Membership.  During the Employment Term, the Company shall provide Executive with monthly club fees and expenses, subject to Company policy as may be in effect from time to time.

(iii)          Tax and Financial Services.  During the Employment Term, the Company shall provide, or reimburse Executive for the expenses incurred for, tax preparation and counseling and financial consulting services, subject to Company policy as may be in effect from time to time and further subject to an annual cap of $2,500.00.

(iv)          Executive Life Insurance.  During the Employment Term, the Company shall continue to pay the premiums associated with Executive’s whole life insurance policy with a death benefit of $1,125,000.00, and to take such actions as otherwise may be necessary or appropriate to continue such life insurance policy in effect.

7.             Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive’s employment (other than for Good Reason).  Notwithstanding any other provision of this Agreement, the provisions of this Section 7, and the terms and conditions of any stock option and restricted stock agreements between the Company and Executive in effect on the date of termination of Executive’s employment hereunder shall exclusively govern Executive’s rights upon termination of employment with the Company and its subsidiaries.  Subject to the provisions of Section 8 and Section 9, upon termination of Executive’s employment hereunder Executive shall have no further obligations to the Company under this Agreement or otherwise in respect of his employment by the Company.

(a)           By the Company For Cause or By Executive Resignation (other than for Good Reason).

(i)            The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation (other than for Good Reason, as defined below).

(ii)           For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure substantially to perform Executive’s duties hereunder (other than due to a Disability) for a period of 10 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s duties hereunder, (C) an act or acts on Executive’s part constituting Executive’s conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or (E) Executive’s material breach of the provisions of Sections 8 or 9 of this Agreement.  Termination of Executive shall not be deemed to be for “Cause” unless the Company shall have given Executive written notice, at least five days prior to the effective date of such termination, specifying the particulars for such termination and such termination is effected by a majority vote of the entire Board.  For purposes of this

Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following: (A) the assignment to Executive of duties materially inconsistent with his position as President and Chief Executive Officer of the Company, or the assignment to Executive by the Board of Directors of True Temper Corporation, the parent of the Company, of duties materially inconsistent with his position as President and Chief Executive Officer of True Temper Coporation, (B) a reduction of Executive’s Base Salary, (C) a material reduction in the level of the Employee Benefits contemplated by Section 5 or the perquisites contemplated by Section 6(b) or (D) relocation of Executive’s office location to a location not within 100 miles of his current office location, provided that either of the events described in clauses (A), (B) and (C) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge of the facts constituting Good Reason, unless Executive has given the Company written notice thereof prior to such date.

(iii)          If Executive’s employment is terminated by the Company for Cause, or if Executive resigns (other than for Good Reason), Executive shall be entitled to receive:

(A)          the Base Salary through the date of termination;

(B)           any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)           reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)          such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company as of the date of termination and any perquisites set forth herein (or that have subsequently been approved by the Board) through the date of termination (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

(iv)          Following such termination of Executive’s employment by the Company for Cause or resignation by Executive (other than for Good Reason), except as set forth in Section 7(a)(iii) and except for rights under any stock option and restricted stock agreements between the Company and Executive in effect on the date of termination of Executive’s employment, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)           Disability or Death.

(i)            The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable, for a period of six

(6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties with reasonable accommodation  (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)           Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

(iii)          Following Executive’s termination of employment due to death or Disability, except as set forth in Section 7(b)(ii), and except for rights under any stock option and restricted stock agreements between the Company and Executive in effect on the date of termination of Executive’s employment, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           By the Company Without Cause or by Executive for Good Reason.

(i)            The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason.

(ii)           If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A)          the Accrued Rights; and

(B)           subject to Executive’s continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary for a period of 12 months.

(iii)          The Company’s obligation to make the continued payments provided in Section 7(c)(ii)(B) above, shall be strictly contingent upon Executive executing, and not revoking, a general release and waiver of all claims against the Company and its affiliated entities, relating to his employment or termination therefrom, in a form as provided by the Company.

(iv)          Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive for Good Reason, except as set forth in Section 7(c)(ii) and except for rights under any stock option and restricted stock agreements between the Company and Executive in effect on the date of termination of Executive’s employment, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Expiration of Employment Term.

(i)            Election Not to Extend the Employment Term.  In the event either party elects not to extend the Employment Term pursuant to Section 1, whether at the end of the initial Employment Term or a subsequent Extension Date, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur at the close of business on the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.  In the event the Company elects not to extend the Employment Term pursuant to Section 1, whether at the end of the initial Employment Term or a subsequent Extension Date and Executive’s employment is terminated at the close of business on the next scheduled Extension Date, such termination shall be treated for all purposes of this Agreement, including for purposes of determining the compensation payable to Executive hereunder, as a termination by the Company without Cause pursuant to Section 7(c).

Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in Section 7(d)(i) and except for rights under any stock option and restricted stock agreements between the Company and Executive in effect on the date of termination of Executive’s employment, Executive shall have no further rights to any compensation nor any other benefits under this Agreement.

(ii)           Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e)           Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f)            Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8.             Non-Competition.

(a)           Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(i)            During the Employment Term and, for a period of two years following the date Executive ceases to be employed by the Company, or a period of one year in the case of a termination by the Company without Cause or by Executive for Good Reason, (such period being referred to as the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting, in competition with the business of the Company as it existed on the date of termination of Executive’s employment, the business of any client or prospective client:

(A)          with whom Executive had personal contact or dealings on behalf of the Company during the one year period immediately preceding Executive’s termination of employment;

(B)           with whom employees reporting to Executive, to the reasonable knowledge of Executive, had personal contact or dealings on behalf of the Company during the one year period immediately preceding the Executive’s termination of employment; or

(C)           for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(ii)           During the Restricted Period, Executive will not directly or indirectly:

(A)          engage in any business that competes with the business of the  Company or its subsidiaries as it existed on the date of Executive’s termination of employment (including, without limitation, businesses which the Company or its subsidiaries, as of such date, had specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”) in any geographical area that is within 100 miles of any geographical area where the Company or its subsidiaries manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services;

(B)           enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)           acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)          knowingly interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement)

between the Company or any of its subsidiaries and customers, clients, suppliers partners, members or investors of the Company or its subsidiaries.

(iii)          Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, as an investment, securities of any Person engaged, directly or indirectly, in a Competitive Business or any other business of the Company or its subsidiaries, where such Person has securities that are publicly traded on a national or regional stock exchange, the NASDAQ stock market or on the over-the-counter market, if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of equity securities of such Person.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or otherwise restrict Executive’s ability to be employed or retained by a Person that, directly or indirectly or through its affiliates, engages in a Competitive Business so long as Executive’s employment or engagement is unrelated to the Competitive Business engaged in by such Person or its affiliates; provided, however, that any business activity carried on by such Person at any division, entity or level that reports to Executive shall be considered related to Executive’s employment or engagement.

(iv)          During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A)          solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; provided, however, that nothing in this Section 8(a)(iv)(A) shall limit or restrict Executive’s ability to serve as a reference for any such employee; or

(B)           hire any such employee who was employed by the Company or its subsidiaries as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its subsidiaries coincident with, or within one year prior to, the termination of Executive’s employment with the Company.

(v)           During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries, unless unrelated to a Competitive Business in a manner that does not interfere with the Company’s arrangement with such consultant.

(b)           It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.             Confidentiality; Intellectual Property.

(a)           Confidentiality.

(i)            Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers), any non-public, proprietary or confidential information—including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals—concerning the past, current or future business, activities and operations of the Company or subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.  Notwithstanding the foregoing, Executive may disclose Confidential Information to his advisors and counsel for the purpose of obtaining advice in respect of his rights and obligations under this Agreement and may, subject to the extent practicable to normal and customary confidentiality provisions, disclose such information to the extent necessary or advisable in connection with Executive’s assertion of his rights under this Agreement or the defense of any claims against Executive hereunder or otherwise.

(ii)           “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by Executive; (b) made available to Executive by a third party without, to the reasonable knowledge of Executive, breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the cost and expense of the Company, with any attempts by the Company to obtain a protective order or similar treatment.

(iii)          Except as required by law, or approved by the Board, Executive will not disclose to anyone, other than Executive’s immediate family and legal, financial or professional advisors, the contents of this Agreement prior to the end of the Restricted Period; provided that Executive shall be required to disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement (without the balance of this Agreement) provided they agree to maintain the confidentiality of such terms.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(iv)          Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company or its subsidiaries; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)           Intellectual Property.

(i)            If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any of the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and coveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)           Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii)          Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s cost and expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv)          Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest; provided that such policies and guidelines are approved by the Board, or by the Executive in his capacity as President and Chief Executive Officer of the Company, and communicated to Executive and are applicable generally to employees of the Company.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v)           The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.           Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to suspend making any payments (provided that all such suspended payments are timely paid into a commercially reasonable escrow account pending final determination, provided further, that Executive is given notice in advance of such suspension) or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles of any jurisdiction.

(b)           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, supplemented, or amended except by written instrument signed by the parties hereto.

(c)           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)           Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)           Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity; provided, however, that no such assignment shall relieve the Company of its obligations hereunder.

(f)            Set Off/No Mitigation.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.  The Executive’s obligation to pay the Company amounts owed to the Company or its affiliates shall be subject to set-off, counterclaim or recoupment of amounts owed by the Company to the Executive hereunder.  Notwithstanding the foregoing, in the event of termination of Executive’s employment from the Company for any reason, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement or otherwise on account of any compensation or other remuneration attributable to any other employment Executive may obtain.

(g)           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, permitted successors, heirs, distributes, devisees and legatees.

(h)           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

True Temper Sports, Inc.

8275 Tournament Drive, Suite 200

Memphis, Tennessee  38125

Telephone:

Telecopy:  901-746-2162

Attn:  Stephen Brown

with a copy to

TTC Holdings LLC

c/o Gilbert Global Equity Capital, L.L.C.

590 Madison Ave., 40th Floor

New York, New York  10022

Telephone: 212-702-7980

Telecopy:   212-702-7990

Attn:  Jeffrey W. Johnson

and a copy to:

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, New York  10019

Telephone:  212-506-2500

Telecopy:  212-262-1910

Attn:  Thomas M. Vitale, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company

(i)            Prior Agreements.  As of the Effective Date, this Agreement supercedes all prior agreements and understanding (including verbal agreements) between Executive and the Company and/or its subsidiaries regarding the terms and conditions of Executive’s employment with the Company and/or its subsidiaries.

(j)            Cooperation.  Executive shall provide Executive’s reasonable cooperation at the cost and expense of the Company in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

(k)           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(l)            Counterparts and Effectiveness.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Notwithstanding any of the provisions of this Agreement, this Agreement shall only become effective upon consummation of the transactions contemplated by the SPA and nothing in this Agreement shall affect in any way the employment relationship of Executive with the Company prior to the consummation of the transactions contemplated by the SPA.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRUE TEMPER SPORTS, INC.

By:
Name:
Title:

Scott Hennessy

EXHIBIT A

EMPLOYMENT AGREEMENT
between
TRUE TEMPER SPORTS, INC.
and
SCOTT HENNESSY

2004 INCENTIVE COMPENSATION

Pursuant to Section 4 of the Agreement, Executive’s Annual Bonus for calendar year 2004 shall be based on the following:

•                  An Annual Bonus at Target in the event that the Company’s 2004 EBITDA equals $41,000,000.00.

•                  An annual bonus less than or greater than Target in the event that the Company’s 2004 EBITDA is less than or greater than $41,000,000.00, based on such adjustment parameters as may be agreed to by the Board in consultation with Executive prior to the Effective Date.